Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Taps Securitization Market for $400 Million in Benchmark Transaction

Completes Seventh Loan Securitization

•	Upsized deal from $350 million to $400 million due to strong investor interest

•	Six classes of notes were placed with a number of domestic and foreign investors

•	Priced all notes at par to yield a weighted average spread of approximately Libor plus 221 bps

•	Achieved an advance rate of approximately 85%, placing approximately $339 million of notes rated AAA/Aaa through BBB-

•	Retained notes rated BB and B in addition to equity interests totaling approximately $61 million, or 15% of the capital structure

Boston, MA, September 13, 2013 - NewStar Financial Inc. (Nasdaq:NEWS), a specialized commercial finance company, announced today that it completed a $400 million term debt securitization known as NewStar Commercial Loan Funding 2013-1. All classes of notes were priced at par and the transaction was upsized from $350 million, reflecting broad participation among institutional investors.

NewStar Commercial Loan Funding 2013-1 is NewStar’s seventh securitization since inception and part of a programmatic approach to the company’s funding strategy. The notes offered through this CLO transaction are backed by a diversified portfolio of commercial loans originated by NewStar. The transaction was executed through a private offering via Rule 144A and Regulation S. Various classes of notes rated AAA/Aaa through BBB- totaling approximately $339 million were placed and NewStar retained BB and B rated notes in addition to the equity interests, which together represented 15% of the capital structure, or approximately $61 million. The deal was also structured with a variable funding note class, rated AAA, to provide valuable funding flexibility.

“Our ability to attract strong interest from significant new and repeat investors in this transaction underscores the strength of NewStar’s track record and the value of our direct origination platform. The quality of the execution also reinforces our access to the capital markets and ability to expand and diversify our investor base,” said NewStar CEO, Tim Conway. “Natixis did an outstanding job structuring and marketing the deal to drive the best execution.”

“The CLO market continues to provide attractive term financing for our balance sheet and this deal marked another important milestone for us,” said John Frishkopf, head of asset management and treasury at NewStar. “Due to the market’s strong receptivity, we were able to upsize the deal and price all tranches at par to achieve an attractive structure and all-in interest cost.”

NewStar Financial will serve as manager of the CLO, which has a three-year reinvestment period. The class A notes are rated by two rating agencies and classes B – G are rated by a single agency. All notes were priced at par with a weighted average yield of LIBOR plus 2.21%.

Natixis was placement agent and sole book runner.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes.

The notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About NewStar Financial, Inc.:

NewStar Financial (Nasdaq:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle markets. The Company specializes in providing a range of senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisitions and recapitalizations, as well as equipment purchases. NewStar originates loans and leases directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $30 million and will selectively underwrite or arrange larger transactions for syndication to other lenders. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien CT, Los Angeles CA, New York NY, Philadelphia PA, Portland OR, and San Francisco CA. Please visit our website at www.newstarfin.com for more detailed information.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558